Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-292300, 333-274149, and 333-268534) and Form S‑8 (Nos. 333-273807 and 333-257780) of Ascend Wellness Holdings, Inc. of our report dated March 13, 2025, relating to the consolidated financial statements of Ascend Wellness Holdings, Inc. as of December 31, 2024 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Macias Gini & O’Connell LLP

Walnut Creek, California
March 12, 2026